Exhibit 99.1

The ONE Group Hospitality, Inc. Announces Changes in Management Team

DENVER-- (BUSINESS WIRE) --The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS), today announced appointment of Maria Woods as General Counsel. She will also be assuming the role of Corporate Secretary from Chief Administrative Officer Linda Siluk, who has resigned and is pursuing other career opportunities.

Ms. Woods brings over 25 years of legal experience to The ONE Group, including nearly two decades as in-house counsel to both public and private companies. Most recently, she served as General Counsel for Lucky’s Market, where she provided strategic legal counsel for all aspects of the company’s natural and organic grocery operations. Prior to that, Ms. Woods served as Executive Vice President, Legal and Business Affairs and General Counsel at National CineMedia. Earlier in her career, she was the Associate General Counsel at Einstein Noah Restaurant Group, General Counsel at Latis Networks, and Assistant General Counsel at Sun MicroSystems.

Ms. Woods earned her law degree from the University of Denver and earned a Bachelor of Arts in Communication Studies from the University of Iowa.

Emanuel “Manny” Hilario, Chief Executive Officer, said, “We are delighted to welcome Maria to The ONE Group’s executive team. Maria is a strategic thinker with an extensive legal background and will be a vital asset to our entire organization. We are confident that her insights will be invaluable as we continue to drive growth and build long-term shareholder value.”

“On behalf of the entire team at The ONE Group, I would like to thank Linda for her many contributions to the Company over the last three years. We wish her much success in her future endeavors,” concluded Hilario.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands are:

●	STK, a modern twist on the American steakhouse concept with 20 restaurants in major metropolitan cities in the U.S., Europe and the Middle East; and,
●	Kona Grill, a polished casual, bar-centric brand with 24 U.S. locations, features American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere.

ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Kate Ottavio Kent

(203) 682-8276

Kate.OttavioKent@icrinc.com